EXHIBIT 99.1

Contact: Bruce Labovitz

pressrelease@comstockhomes.com

703.230.1131

Comstock Homebuilding Companies Enters Into New $40 Million Loan and Executes

Restructuring of Its $30 Million Senior Unsecured Notes

RESTON, VA, Mar 14, 2008 (MARKET WIRE via COMTEX News Network) — Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”) today announced that the Company and two of its subsidiary entities had closed on a series of financing transactions that refinanced key project loans of the Company, restructured the Company’s $30.0 million senior unsecured notes (the “Unsecured Notes”), provided the Company with a $15.0 million discount to the principal amount of the Unsecured Notes, and provided the Company with additional working capital.

On March 14, 2008, the Company entered into a new three-year $40.0 million revolving loan facility (the “New Loan”) with KeyBank National Association (the “Lender”). Proceeds from the New Loan were used to: (i) refinance the Company’s Eclipse at Potomac Yard project which was previously financed by Corus Bank and had a principal balance of approximately $22.0 million, (ii) refinance the Company’s Townes at Station View project which was previously financed by KeyBank and had a principal balance of approximately $2.8 million, (iii) facilitate the Company’s closing on the restructure of its Unsecured Notes thereby securing a $15.0 million discount to the original principal amount of the Unsecured Notes, (iv) pay costs associated with closing the New Loan, and (v) provide the Company with additional working capital. The New Loan has no quarterly financial covenants, other than periodic minimum principal curtailment requirements commencing in March 2009.

In a separate transaction, also on March 14, 2008, the Company executed on its previously disclosed option to restructure its Unsecured Notes. In connection therewith, the Company made a $6.0 million principal payment to the Noteholder and entered into an amended and restated indenture with the Noteholder with a new principal balance of $9.0 million and a revised term of 5 years (the “Restated Indenture”). As a result, the Company received a $15.0 million discount to the original principal amount due to the Noteholder.

Details of both transactions will be discussed in more detail as subsequent events in the Company’s upcoming filing on Form 10-K for fiscal year 2007, which the Company expects to file on March 24, 2008. The Company also announced that it had received its 2007 federal tax refund and that it had retired the previously announced $4.0 million working capital loan to Stonehenge Funding, LC.

“We are very pleased to report these significant accomplishments,” said Christopher Clemente, Chief Executive Officer. “While current market conditions continue to present challenges, these accomplishments help solidify our capital base, improve our balance sheet, and provide operating liquidity.”

The Company will hold an investor conference call on Tuesday, March 25, 2008 at 1:00 p.m. Eastern Time, hosted by Christopher Clemente, Chief Executive Officer and Bruce Labovitz, Chief Financial Officer. To participate in the call by telephone, the domestic dial-in number is 800-769-8320 and the international dial-in is 416-695-9719. There is no access code required. Investors are advised to join at least five minutes prior to the call to register. The call will also be available via live webcast on the Comstock Homebuilding Companies’ website at http://www.comstockhomebuilding.com in the “Investor Relations” section. The call will be archived for seven days: from 5:00 p.m. on March 25, 2008, until 11:59 p.m. on April 1, 2008. Domestic callers can access the replay at 800-408-3053 and international callers can access the replay at 416-695-5800. The replay access code is 3253806.

About Comstock Homebuilding Companies, Inc.

Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded, diversified real estate development firm with a focus on affordable priced for-sale residential products. Comstock builds and markets single-family homes, townhouses, mid-rise condominiums, high-rise condominiums, mixed-use urban communities and active adult communities. The company currently markets its products under the Comstock Homes brand in the Washington DC; Raleigh, North Carolina; and Atlanta, Georgia metropolitan areas. Comstock Homebuilding Companies, Inc. trades on NASDAQ under the symbol CHCI. For more information on the Company or its projects please visit www.comstockhomebuilding.com.